Exhibit 10.1.9

COSTCO WHOLESALE CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

1.
Grant of Stock Units. You are hereby granted Non-Executive Director Stock Units covering the number of shares of Costco Wholesale Corp. common stock (the “Shares”) specified in the Grant Detail made available electronically in connection with the grant (the “Detail”). This grant is subject to the terms and conditions of this Agreement and of the Costco Wholesale Corporation Sixth Restated 2002 Stock Incentive Plan (the "Plan"), a copy of which can be obtained through the Financial Planning Department.

2.	Vesting Schedule and Delivery of Shares.
(a) The Stock Units are not Shares; they will be converted into Shares when the Stock Units vest. Generally, your Stock Units will vest into Shares on the schedule set forth in the Notice, and you will receive the Shares within ten business days of the vest date. Any Stock Units that have not vested under the Detail or this Agreement shall be forfeited. Fractional shares will be rounded down to the nearest whole number.
(b) Directors who terminate from service will receive daily vesting of Stock Units. For each day that has passed since the anniversary of your grant date you will vest in 1/365th of the Stock Units that were scheduled to vest that grant year. For example, if you receive a grant on October 22 of 2,400 Stock Units with a three-year vesting schedule and you terminate on the next April 23 (182 days later), you will vest as to 398 Stock Units (one-third times 2,4000 times [182/365]). You will receive shares within 90 days of termination.
(c) Directors who terminate from service after five or more years of service on the Board of Directors shall qualify for accelerated vesting on termination. Should you terminate after five years of service on the Board of Directors, 50% of the Stock Units that would otherwise be unvested at your termination date shall vest on termination. Should you terminate after ten years of service on the Board of Directors, 100% of the Stock Units that would otherwise be unvested at your termination date shall vest on termination. You will receive shares within 90 days of termination.
(d) Accelerated vesting also will occur at death. In the event of your death, you will vest in 100% of the otherwise unvested Stock Units. Shares will be distributed within 90 days of death.

3.
No Shareholder Rights. Stock Units represent hypothetical shares of Stock. Until the Stock Units vest, you shall not be entitled to any of the rights or benefits generally accorded to shareholders. Unless otherwise determined by the Administrator, delivery of Shares shall be effected by book-entry credit to a custody account (the "Custody Account") maintained by you with a Custodian designated by the Company. No delivery of Shares shall be made unless a Custody Account has been established for you. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution or vote or other shareholder rights with respect to such Shares if the record date for such event is prior to the date the Custody Account is properly credited with such Shares.

4.	Taxes.
(a) For tax reporting and withholding purposes, the value of any Shares issued shall be determined based on the closing stock price on the date of vesting regardless of when the Shares are actually credited to a Custody Account. The Director shall be liable for any and all taxes, including withholding taxes, interest or penalties arising out of this grant, the vesting of Stock Units hereunder, or the transfer of Shares or other property in settlement of the Stock Units. In the event that the Company is required to withhold taxes as a result of the grant or vesting of Stock Units, the transfer of Shares or other property in settlement of the Stock Units, or any subsequent sale of Shares issued in settlement of such Stock Units, the Director shall surrender a sufficient number of whole Shares as necessary to cover all required withholding taxes and required social security contributions at the time the restrictions on the Stock Units lapse, unless alternative procedures for payment are established prior to the applicable vesting date by the Company. The Company has no obligation to provide for alternative procedures. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Director authorizes the Company and its Affiliates, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from the Director’s compensation unless the Director has made other arrangements to pay cash for such excess withholding obligation. The Director agrees to pay any amounts that cannot be satisfied from other cash compensation, to the extent permitted by law.
(b) Regardless of any action the Company takes with respect to any or all income tax, social security, payroll tax, payment on account, other tax-related withholding or information reporting ("Tax-Related Items"), the Director acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Director’s responsibility and that the Company: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the vesting of Stock Units, subsequent payment of Shares and/or cash related to such Stock Units or the subsequent sale of any Shares acquired pursuant to such Stock Units; and (ii) does not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Director’s liability for Tax-Related Items. The Director shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Director’s participation in the Plan or the Director’s receipt of Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares if the Director fails to comply with the Director’s obligations in connection with the Tax-Related Items.

5.
Data Privacy Consent. The Director consents to the collection, use and transfer, in electronic or other form, of the Director’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of administering the Director’s participation in the Plan. The Director understands that the Company and its Affiliates hold certain personal information about the Director, including name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Director’s favor for the purpose of administering the Plan ("Data"). The Director understands that the Data may be transferred to third parties assisting in the administration of the Plan, that these recipients may be located in the Director’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Director’s country. The Director may request a list with the names and addresses of any potential recipients of the Data, request information as to the nature of the Data provided to other parties, and withdraw the consent contained in this section, all by contacting the Financial Planning Department, and understands that refusing or withdrawing consent may affect his ability to participate in the Plan.

6.
Plan Information. The Director acknowledges that the Director has received copies of the Plan and the Plan prospectus from the Company and agrees to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the investor relations section of the Company's website at http://www.costco.com. The Director acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Financial Planning Department.

7.	Miscellaneous.
(a) Stock Units shall not be sold, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law. The Company shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.
(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at the address then on file with the Company.
(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Director with respect to the subject matter hereof, and may not be modified adversely to the Director’s interest except by means of a writing signed by the Company and the Director. This Agreement is governed by the laws of the State of Washington. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern (subject to section 9(e)). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan. If issues of interpretation arise under this Agreement, the judgment of the Administrator shall be final.
(e) To the extent the Company determines that this Agreement is subject to section 409A, but does not conform with the requirements thereof, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with section 409A.
(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Consent to Electronic Delivery: Costco Wholesale is offering electronic delivery of documents relating to its 2002 Stock Incentive Plan. Directors are not required to sign this consent to participate in the Company’s plans, and those who choose not to receive documents electronically will continue to receive communications from the Company in paper format.

1.
You agree that the Company may deliver all securities disclosure documents by fax, as an attachment to e-mail, or as a fax, e-mail or physical letter notifying of the location of the disclosure documents for Director’s securities on an internet web site or an intranet web site to which Director has access. The Company may post or attach disclosure documents in any widely available electronic format, such as in the hyper-text markup language (HTML), Adobe’s Portable Document Format (PDF), and Microsoft’s Word format (DOC). You can download the Adobe Acrobat Reader Software for free from Adobe’s website at www.adobe.com; it may be necessary to install this software before reading some disclosure documents.

2.	You acknowledge that you have regular access to internet, e-mail, and a standard word-processing software program and are familiar with the costs of subscribing to internet service.

3.
You may revoke or modify this consent at any time, this consent will continue to be effective for all purposes until you notify the Company that you have revoked or modified the information in the consent by fax, email, or regular mail notice to the Financial Planning Department, 999 Lake Drive, Issaquah, WA 98027.

RETAIN THIS AGREEMENT FOR YOUR RECORDS
OCT 2014 REV.